As filed with the Securities and Exchange Commission on November 7, 2022.
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
Under
The Securities Act of 1933

1st Source Corporation
(Exact name of registrant as specified in its charter)

Indiana	35-1068133
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

100 North Michigan Street, South Bend, Indiana	46601
(Address of Principal Executive Offices)	(Zip Code)

1st Source Corporation 1982 Executive Incentive Plan
(Full Title of Plan)

John B. Griffith, Esquire
General Counsel
1st Source Corporation
100 North Michigan Street
South Bend, Indiana 46601
(574) 235-2000

(Name, address, and telephone number, including area code, of agent for service)

With copies to:

Eric R. Moy, Esquire
Barnes & Thornburg LLP
11 South Meridian Street
Indianapolis, Indiana 46204
(317) 231-7298

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
1st Source Corporation (the “Company”) is filing this registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register the offering of an additional 200,000 shares of Common Stock, no par value per share (“Common Stock”), of the Company under the 1st Source Corporation 1982 Executive Incentive Plan, as amended, which was approved by the shareholders of the Company on April 21, 2016 and further amended by the Board of Directors on November 9, 2016 (the “Plan”). These shares of Common Stock are in addition to shares of Common Stock registered on the Company’s Form S-8 filed on December 6, 2002 (File No. 333-101710) and the Company’s Form S-8 filed on April 25, 2011 (File No. 333-173714) (the “Prior Registration Statements”). Accordingly, the contents of the Prior Registration Statements are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8, except as amended hereby. On October 20, 2022, the Board of Directors added 200,000 shares of Common Stock to the shares of Common Stock reserved for future issuance under the Plan pursuant to an “evergreen” provision contained in the Plan. Pursuant to such provision, the Company may issue under the Plan a number of shares of Common Stock each year up to a maximum number of shares of Common Stock determined pursuant to a specified formula.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS
The document(s) containing information specified by Part I of this Registration Statement will be sent or given, without charge, to participants in the Plan, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such document(s) are not being filed with the Commission as part of this registration statement or as a prospectus or prospectus supplement as specified in Rule 424 promulgated by the Commission under the Securities Act, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II - INFORMATION NOT REQUIRED IN PROSPECTUS
Item 3. Incorporation of Documents by Reference
The following documents filed by 1st Source Corporation (the “Company”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference into this Registration Statement; (excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K or any exhibits furnished on such form that relate to such items):
•
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the Commission on February 17, 2022 (including the information incorporated by reference therein from the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on March 11, 2022).

•
The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, filed with the Commission on April 21, 2022, June 30, 2022, filed with the Commission on July 21, 2022 and September 30, 2022, filed with the Commission on October 20, 2022.

•	The Company’s Current Reports on Form 8-K filed on April 22, 2022.

•
The information set forth under the caption “Description of Registrant’s Securities to be Registered” in the registrant’s Registration Statement on Form S-2, Reg. No. 33-9087, dated December 16, 1986, as updated by the description of the registrant’s common stock contained in Exhibit 4.1 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, and as amended by any subsequent amendment or any report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 of Form 8-K or any exhibits furnished on such form that relate to such items), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.	Description of Securities
Not applicable.
Item 5.	Interests of Named Experts and Counsel
Not applicable.
Item 6.	Indemnification of Directors and Officers
The Company is an Indiana corporation. The Company’s officers and directors (and those who have agreed to such positions) are entitled to be indemnified under Indiana law and our Articles of Incorporation, as amended, against certain liabilities and expenses. Chapter 37 of The Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if (i) the individual’s conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests and (B) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of a proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

The Company’s Articles of Incorporation, as amended, provide for mandatory indemnification of officers and directors (and those who have agreed to such positions) if they are wholly successful on the merits of a proceeding and satisfy the standards of conduct specified by the IBCL set forth in the preceding paragraph. The Articles of Incorporation, as amended, also provide that any director or officer of the Company or any person who is serving at the request of the Company as a director or officer of another entity shall be indemnified and held harmless by the Company to the same extent as the Company’s directors and officers. In any proceeding, an officer or director is entitled to be indemnified against all liabilities and expenses related to the proceeding, including attorneys’ fees, judgments, fines, penalties and amounts paid or to be paid in settlement. The Company’s Articles of Incorporation, as amended, also provide such persons with certain rights to be paid or reimbursed for expenses incurred in defending any such proceeding in advance of the final disposition. The Company’s Articles of Incorporation also provide that the Company has the discretion to indemnify employees and agents to the same extent, and on the same basis, as it is required to indemnify its officers and directors.
The Company’s By-Laws, as amended, provide for mandatory indemnification of officers and directors against all liability, including any obligation to pay a judgment, settlement, penalty, excise tax, or fine, and against reasonable expenses, including counsel fees, actually incurred by such person in his or her official capacity, provided that such person is determined in the manner specified in Section 6.3 of the By-laws to have met certain standards of conduct. The standard of conduct for any act or omission is: (1) in the case of any criminal proceeding, the person either had reasonable cause to believe that the person’s conduct was lawful, or, had no reasonable cause to believe the person’s conduct was unlawful; or (2) in all non-criminal proceedings, either (a)(i) the person’s conduct was in good faith, and (ii) the person reasonably believed (A) in the case of conduct in the person’s official capacity, that the person’s conduct was in the Company’s best interest, or, (B) in all other cases, that the person’s conduct was not opposed to the Company’s best interests; or (b) the person’s breach of or failure to act in accordance with the standard set forth in this subsection (2)(a) above did not constitute willful misconduct or recklessness. A person’s conduct with respect to an employee benefit plan for a purpose which the person reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirements of this subsection (2)(a)(i)(B). The termination of a proceeding by judgment, order, agreement, or settlement, or upon conviction or a plea of nolo contendere, or the equivalent of any of the foregoing, is not, of itself, determinative that the person did not meet the standard of conduct. The Company’s By-Laws authorize the Company to maintain insurance to protect itself and any director, officer, employee or agent of the Company against expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the IBCL or pursuant to its Articles of Incorporation, as amended. The Company currently maintains such insurance.
Item 7.	Exemption from Registration Claimed
Not applicable.

Item 8.	Exhibits
Exhibit No.		Description
4.1
Articles of Incorporation of 1st Source Corporation, as amended April 30, 1996 (incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 17, 2017)

4.2
By-Laws of 1st Source Corporation, as amended as of March 20, 2020, (incorporated by reference to Exhibit 3(b) to the Company’s Quarterly Report on Form 10-Q for the quarter ended on March 31, 2020, filed on April 23, 2020)

5	.1*	Opinion of Barnes & Thornburg LLP
23	.1*	Consent of FORVIS, LLP
24		Power of Attorney (contained in Signature Page hereto)
23.2		Consent of Barnes & Thornburg LLP (included in Exhibit 5.1)
99.1
1st Source Corporation 1982 Executive Incentive Plan, amended as of November 9, 2016 (incorporated by reference to Exhibit 10(c) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 17, 2017)

107	*	Filing Fee Table

* Filed herewith

Item 9.	Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (“Securities Act”);
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Bend, State of Indiana, on October 20, 2022.
1st Source Corporation

By:	/s/ Christopher J. Murphy III
Christopher J. Murphy III
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher J. Murphy, III, Brett A. Bauer and John B. Griffith, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.
SIGNATURE	TITLE(S)		DATE
)
/s/ Christopher J. Murphy III	Chairman of the Board, President and Chief Executive Officer and Director	) )	October 20, 2022
Christopher J. Murphy III		)
)
/s/ Brett A. Bauer	Treasurer, Chief Financial Officer and Principal Accounting Officer	) )	October 20, 2022
Brett A. Bauer		)
)
/s/ John F. Affleck-Graves	Director	) )	October 20, 2022
John F. Affleck-Graves		)
)
/s/ Melody Birmingham	Director	) )	October 20, 2022
Melody Birmingham		)
)
/s/ Daniel B. Fitzpatrick	Director	) )	October 20, 2022
Daniel B. Fitzpatrick		)
)
/s/ Tracy D. Graham	Director	) )	October 20, 2022
Tracy D. Graham		)
)
/s/ Vinod M. Khilnani	Director	) )	October 20, 2022
Vinod M. Khilnani		)
)
/s/ Christopher J. Murphy IV	Director	) )	October 20, 2022
Christopher J. Murphy IV		)
)
/s/ Timothy K. Ozark	Director	) )	October 20, 2022
Timothy K. Ozark		)
)
/s/ Todd F. Schurz	Director	) )	October 20, 2022
Todd F. Schurz		)
)
Mark D. Schwabero	Director	) )	October 20, 2022
Mark D. Schwabero		)
)
/s/ Ronda Shrewsbury	Director	) )	October 20, 2022
Ronda Shrewsbury		)
)
)
/s/ Isaac P. Torres	Director	)	October 20, 2022
Isaac P. Torres		)